Exhibit 10.22
AGREEMENT AND GENERAL RELEASE
     THIS AGREEMENT AND GENERAL RELEASE (this “Agreement” or this “Release”) is made and entered into by and between ProLogis, a Maryland real estate investment trust (“ProLogis”), and Jeffrey H. Schwartz (the “Executive”).
     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Termination of Employment. ProLogis and the Executive agree that the Executive’s employment with ProLogis will cease, effective on December 8, 2008, which shall be referred to herein as the “Termination Date.” The Executive’s participation in all ProLogis benefit plans will cease on the Termination Date, except as otherwise expressly provided in the Employment Agreement, dated March 14, 2008, between ProLogis and the Executive (the “Employment Agreement”), or as otherwise specifically provided under the applicable plan. The foregoing Termination Date to the contrary notwithstanding, the Executive resigned from all offices and positions on November 10, 2008, and was placed on a paid leave of absence, with full benefits, for the period thereafter until the Termination Date, from which he is not expected to return to active duty, and accordingly on November 10, 2008 the Executive separated from service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and Treasury Regulation Section 1.409A-1(h)) from ProLogis and all affiliates. The Executive’s current ProLogis email and telephone accounts will remain active and useable by the Executive until the Termination Date. The Executive further agrees that he will not thereafter seek reinstatement, recall or reemployment with ProLogis.
     2. Severance Payments and Benefits. Except as otherwise provided in this Agreement, the Executive shall receive the severance payments and benefits to which he is entitled as if termination occurred pursuant to subparagraphs 4(f) and 5(d) of the Employment Agreement in accordance with the terms and subject to the conditions thereof, as set forth on the Schedule attached hereto.
     3. General Release. In consideration of the payments to be made by ProLogis to the Executive in Paragraph 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges ProLogis, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “ProLogis Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the

Colorado Anti-Discrimination Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with ProLogis, the termination of his employment with ProLogis, or involving any continuing effects of his employment with ProLogis or termination of employment with ProLogis. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Colorado. The foregoing release and discharge under this Paragraph 3 to the contrary notwithstanding, the Executive does not release or discharge any ProLogis Released Party respecting (i) the Executive’s rights to indemnification and coverage under applicable directors and officers liability insurance pursuant to paragraphs 16 and 15, respectively, of the Employment Agreement, (ii) all accrued and vested benefits under all employee pension and welfare benefit plans (within the meaning of sections 3(1) and 3(2)(A) of ERISA) in which the Executive participated immediately prior to the Termination Date and (iii) such rights and benefits as may not be released pursuant to applicable law.
     4. Covenant Not to Sue. The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
     5. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     6. Waiver. A waiver by ProLogis of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of ProLogis.

     7. Return of ProLogis Materials. Not later than the Termination Date, the Executive will return all ProLogis property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Agreement, including but not limited to a laptop computer, printer, cellular phone, keys and credit card. The Executive’s rolodex (or other tangible or electronic address book) and his cellular telephone number are the Executive’s personal property.
     8. Noncompetition, Nonsolicitation Covenants.
          (a) Subparagraph 9(a) of the Employment Agreement to the contrary notwithstanding, during the period commencing on the Termination Date and ending on the first anniversary of the Termination Date, the Executive will not, without ProLogis’s prior written consent, directly or indirectly, for the Executive’s own account or for or on behalf of any other person or entity, whether an officer, director, employee, partner, consultant or otherwise, engage or participate in or provide advice to or in connection with, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, ProLogis European Properties, ProLogis European Properties Fund II, AMB Property Corporation, First Industrial Realty Trust, Inc., Duke Realty Corporation, DCT Industrial Trust Inc., Goodman Group, Brixton plc, or Segro plc or any subsidiary of or successor to any such entity.
          (b) For purposes of clarification of subparagraph 9(b) of the Employment Agreement, Executive and ProLogis agree that the term “customers” used in such subparagraph 9(b) refers to investors in ProLogis European Properties Fund II or APG respecting any investment or prospective investment in a logistics fund focused on property in Europe, China, Japan or Korea.
     9. Representation. The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
          (a) this Agreement is written in a manner understood by the Executive;
          (b) this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;
          (c) the Executive has not waived any rights arising after the date of this Agreement;
          (d) the Executive has received valuable consideration in exchange for this Release in addition to amounts the Executive is already entitled to receive; and
          (e) the Executive has been advised to consult with an attorney prior to executing this Agreement.
     10. Consideration and Revocation. The Executive is receiving this Agreement on November 18, 2008 and Executive shall be given twenty one (21) days from receipt of this Agreement to consider whether to sign the Agreement. The Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period. Moreover, the Executive shall have seven (7) days following execution to revoke this Agreement in writing to the General Counsel of ProLogis and this Agreement shall not take effect until those seven (7) days have ended (“Effective Date”).
     11. Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Executive and ProLogis.
     12. Survival. For the avoidance of doubt, the second sentence of paragraph 26 of the Employment Agreement is incorporated by reference and survives the Effective Date.
     13. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
     14. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party, except that ProLogis will honor any written instructions about the direction of severance payments included in the Executive’s will or other estate planning documents.
     15. Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Colorado.
     16. Execution of Release. This Release may be executed in two counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.
     PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
     If the Executive signs this Agreement less than 21 days after he receives it from ProLogis, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the ProLogis.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Executive and PROLOGIS have voluntarily signed this Agreement and General Release on the date or dates set forth immediately below.

ProLogis		Executive

By:	/s/ Stephen L. Feinberg
Name:	Stephen L. Feinberg	/s/ Jeffrey H. Schwartz
Title:	Chairman	Jeffrey H. Schwartz

November 21, 2008		November 20, 2008
Date		Date

SCHEDULE

	Description	$ Amount, Benefit
1.	Paid Leave of Absence	Full salary from November 10, 2008 through the Termination Date, paid in a lump sum on May 11, 2009, together with interest thereon at the short-term applicable federal rate in effect under Section 1274(d) of the Internal Revenue Code (“Code”) on the Termination Date (“Interest”); to the extent not otherwise provided under applicable benefit plans pursuant to Executive’s active employment until November 10, 2008, subject to Executive making payments required by the last paragraph of subparagraph 5(d) of the Employment Agreement (to the minimum extent required to satisfy Section 409A of the Code), full active-employee health, dental and vision benefits and all other benefits from November 10, 2008 through the Termination Date, which payments shall be refunded to him in a cash lump sum on May 11, 2009 together with Interest thereon

2.	Subparagraph 3(b) 2008 Bonus	$1,600,000 cash, to be paid in a lump sum within seven days after the later of (i) the Termination Date and (ii) the Effective Date, subject to applicable tax withholding

3.	Subparagraph 3(d) 2008 LTIP	$7,500,000 cash, to be paid in a lump sum within seven days after the later of (i) the Termination Date and (ii) the Effective Date, subject to applicable tax withholding

4.	Subparagraph 5(d)(i) Separation Payment	$6,000,000 cash, paid $1,250,000 in a lump sum on May 11, 2009, together with Interest thereon, plus $4,750,000 paid thereafter in equal regular payroll installments through the second anniversary of the Termination Date, subject to applicable tax withholding and the requirements of subparagraph 5(d)(i) of the Employment Agreement

5.	Subparagraph 5(d)(ii) Benefits	Continuation of coverage under the medical and dental plans and arrangements of ProLogis in which Executive participated on November 10, 2008, for the period commencing on the Termination Date and ending on the second anniversary of the Termination Date, subject to Executive making premium payments in the same amount charged to senior executive employees for such coverage (the “Subsidized Premium”) during such continuation period; provided,

	Description	$ Amount, Benefit
however, that, to the minimum extent required to satisfy Section 409A of the Code, if applicable, Executive shall make premium payments for such coverage in the amount of the full cost of the coverage for any period between the expiration of the COBRA continuation coverage period and May 10, 2009, with the difference between the full premium and the Subsidized Premium, if any, paid by Executive during such period to be refunded to him in a cash lump sum on May 11, 2009 together with Interest thereon

6.	Subparagraph 5(d)(iii) Payment	$12,000 cash, to be paid in a lump sum on May 11, 2009, , together with Interest thereon, subject to applicable tax withholding

7.	Exercise of Vested Stock Options	All outstanding stock options that are vested on the Termination Date, in accordance with the terms thereof, shall remain exercisable until the last day of the stated option term under each respective stock option award without regard for Executive’s termination of employment

8.	Secretarial Support	ProLogis-provided part-time (not more than 24 hours per week) secretarial support until the first anniversary of the Termination Date; provided, Executive shall pay ProLogis $2,500 per month for the cost of such secretarial support until May 10, 2009 which amount shall be refunded to Executive on May 11, 2009, together with Interest thereon